Exhibit 4.3

DESCRIPTION OF ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.
SECURITIES REGISTERED PURSUANT TO SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of shares of common stock of Ares Industrial Real Estate Income Trust Inc. registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as set forth in our charter and bylaws, as amended and supplemented from time to time. This summary is qualified in its entirety by reference to our charter and bylaws. References herein to “us,” “we,” “our,” or the “Company” refer to Ares Industrial Real Estate Income Trust Inc. Under our charter, we have authority to issue a total of 1.7 billion shares of capital stock. Of the total number of shares of capital stock authorized, 1.5 billion shares are classified as common stock with a par value of $0.01 per share, including 200,000,000 shares classified as Class I-R shares, 200,000,000 shares classified as Class T-R shares, 75,000,000 shares classified as Class D-R shares, 425,000,000 shares classified as Class I-PR shares, 425,000,000 shares classified as Class S-PR shares, and 175,000,000 shares classified as Class D-PR shares, and 200,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. Our board of directors, with the approval of a majority of the full board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding class or series of preferred stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that stockholders will not have an automatic option to purchase any new shares of common stock that we issue, and generally will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Stockholders are not liable for the acts or obligations of the Company.

We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. SS&C GIDS, Inc. acts as our registrar and as the transfer agent for shares of our common stock. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide at no charge, to:

For regular mail:	For overnight deliveries:
Ares Management Corporation	Ares Industrial Real Estate Income Trust
c/o SS&C GIDS, Inc.	c/o SS&C GIDS, Inc.
P.O. Box 219079	430 W. 7th Street, Suite 219079
Kansas City, MO 64121-9079	Kansas City, MO 64105

Our common stock includes Class I-R shares, Class T-R shares, Class D-R shares, Class I-PR shares, Class S-PR shares, and Class D-PR shares. Holders of each class of our common stock have the same rights. The only difference between the six classes of common stock is the amount of upfront and ongoing commissions and fees that are paid to broker dealers in connection with the sale of the shares. If there are ongoing distribution fees paid, as is the case with the Class T-R shares, Class D-R shares, Class S-PR shares, and Class D-PR shares, the distribution fees reduce the amount of the distribution paid to the holders as described further below.

Class I-R Shares

As of July 2, 2024, we are no longer selling Class I-R shares to new investors. No upfront selling commissions, dealer manager fees or distribution fees were paid for sales of any Class I-R shares in our prior securities offerings.

Class T-R Shares

As of July 2, 2024, we are no longer selling Class T-R shares to new investors. Each Class T-R share issued in our primary offering was subject to an upfront selling commission of up to 2.0% per share, and a dealer manager fee of up to 2.5% per share, of the offering price of each Class T-R share sold in our primary offering on the date of the purchase, however such amounts were subject to variation at certain participating broker dealers provided that the sum could not exceed 4.5% of the offering price. All or a portion of the upfront selling commissions and dealer manager fees were retained by, or reallowed (paid) to, participating broker dealers.

In addition, we will pay an ongoing distribution fee, which accrues monthly and is calculated on outstanding Class T-R shares sold in the primary offering in an amount equal to 0.85% per annum of the net asset value (“NAV”) per Class T-R share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. The ongoing distribution fees with respect to Class T-R shares are deferred and paid on a monthly basis continuously from year to year. We do not pay any distribution fees on Class T-R shares sold pursuant to our distribution reinvestment plan.

We will cease paying the distribution fees with respect to individual Class T-R shares when they are no longer outstanding, including as a result of conversion to Class I-R shares as described below under “—Conversion.”

Class D-R Shares

As of July 2, 2024, we are no longer selling Class T-R shares to new investors. No upfront selling commissions or dealer manager fees were paid for sales of any Class D-R shares in our prior securities offerings.

We will pay an ongoing distribution fee, which accrues monthly and is calculated on outstanding Class D-R shares sold in a primary offering in an amount equal to 0.25% per annum of the NAV per Class D-R share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. The ongoing distribution fees with respect to Class D-R shares are deferred and paid on a monthly basis continuously from year to year. We do not pay any distribution fees on Class D-R shares sold pursuant to our distribution reinvestment plan.

We will cease paying the distribution fees with respect to individual Class D-R shares when they are no longer outstanding, including as a result of conversion to Class I-R shares as described below under “—Conversion.”

Class I-PR Shares

No upfront selling commissions, dealer manager fees or distribution fees will be paid for sales of any Class I-PR shares.

Class S-PR Shares

Each Class S-PR share issued in our primary offering will be subject to an upfront selling commission of up to 2.0% per share, and a dealer manager fee of up to 2.5% per share, of the offering price of each Class S-PR share sold in the primary offering on the date of the purchase, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers.

In addition, we will pay an ongoing distribution fee, which accrues monthly and is calculated on outstanding Class S-PR shares in an amount equal to 0.85% per annum of the NAV per Class S-PR share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. The ongoing distribution fees with respect to Class S-PR shares are deferred and paid on a monthly basis continuously from year to year.

We will cease paying the distribution fees with respect to individual Class S-PR shares when they are no longer outstanding, including as a result of conversion to Class I-PR shares as described below under “—Conversion.”

Class D-PR Shares

No upfront dealer manager fees will be paid for sales of any Class D-PR shares.

Each Class D-PR share issued in our primary offering will be subject to an upfront selling commission of up to 1.5% of the offering price of each Class D-PR share sold in the primary offering on the date of the purchase. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers.

In addition, we will pay an ongoing distribution fee, which accrues monthly and is calculated on outstanding Class D- PR shares in an amount equal to 0.25% per annum of the NAV per Class D-PR share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. The ongoing distribution fees with respect to Class D-PR shares are deferred and paid on a monthly basis continuously from year to year.

We will cease paying the distribution fees with respect to individual Class D-PR shares when they are no longer outstanding, including as a result of conversion to Class I-PR shares as described below under “—Conversion.”

Conversion

Class T-R and Class D-R Shares

Each Class T-R or Class D-R share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I-R shares at the Applicable Conversion Rate (as defined below) on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which we, with the assistance of our dealer manager, and in conjunction with our transfer agent, determine that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Class T-R or Class D-R shares held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds applicable limits pursuant to our charter (or a lower limit, if any, set forth in any applicable agreement between our dealer manager and a participating broker dealer, provided that our dealer manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

In addition to the events described above, after termination of a primary offering registered under the Securities Act, each Class T-R or Class D-R share (i) sold in our primary offering, (ii) sold under a distribution reinvestment plan, and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I-R shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of our dealer manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

Class S-PR and Class D-PR Shares

Each Class S-PR share or Class D-PR share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I-PR shares at the Applicable Conversion Rate on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity in which we are not the surviving entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which we, with the assistance of our dealer manager, and in conjunction with our transfer agent, determine that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Class S-PR or Class D-PR shares held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds the limit, if any, set forth in any applicable agreement between our dealer manager and the participating broker dealer that sold such shares in the primary portion of an offering, of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in the primary portion of such offering.

As used above, the “Applicable Conversion Rate” means (a) with respect to Class T-R shares, a ratio whereby the numerator is the most recently disclosed monthly Class T-R NAV per share and the denominator is the most recently disclosed monthly Class I-R NAV per share, (b) with respect to Class D-R shares, a ratio whereby the numerator is the most recently disclosed monthly Class D-R NAV per share and the denominator is the most recently disclosed monthly Class I-R NAV per share, (c) with respect to Class S-PR shares, a ratio whereby the numerator is the most recently disclosed monthly Class S-PR NAV per share and the denominator is the most recently disclosed monthly Class I-PR NAV per share and (d) with respect to Class D-PR shares, a ratio whereby the numerator is the most recently disclosed monthly Class D-PR NAV per share and the denominator is the most recently disclosed monthly Class I-PR NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fees to our Class T-R, Class D-R, Class S-PR and Class D-PR shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T-R, Class D-R, Class S-PR and Class D-PR shares. Stockholders will receive a transaction confirmation from the transfer agent or their broker dealer, on behalf of the Company, that their Class T-R and/or Class D-R shares have been converted into Class I-R shares, and/or that their Class S-PR and/or Class D-PR shares have been converted into Class I-PR shares.

If we redeem a portion, but not all, of the shares held in a stockholder’s account, the applicable underwriting compensation limit, if any, and amount of underwriting compensation previously paid will be prorated between the shares that were redeemed and those shares that were retained in the account. Likewise, if a portion of the shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the applicable underwriting compensation limit, if any, and amount of underwriting compensation previously paid will be prorated between the shares that were transferred and the shares that were retained in the account.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, merger, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class T-R shares, Class D-R shares, Class I-R shares, Class S-PR shares, Class D-PR shares and Class I-PR shares in proportion to the respective NAV per share for each class until the NAV per share for each class has been paid. We will calculate the NAV per share as a whole for Class T-R shares, Class D-R shares, Class I-R shares, Class S-PR shares, Class D-PR shares, and Class I-PR shares and then will determine any differences attributable to each class. As noted above, we expect the NAV per share of each Class T-R share, Class D-R share, Class I-R share, Class S-PR share, Class D-PR share, and Class I-PR share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of the aggregate assets available for distribution to such class as the number of outstanding shares of the class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Preferred Stock

The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel. Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock and therefore may adversely affect their economic interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders.

Meetings, Special Voting Requirements and Access To Records

An annual meeting of our stockholders will be held not less than 30 days after delivery of our annual report. Our board of directors, including the independent directors, will take reasonable steps to ensure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman of the board, the chief executive officer or the president and must be called by the secretary to act on any matter that may be properly considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast on such matter at such meeting. The presence of at least 50% of the outstanding shares of our common stock entitled to vote either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast on a matter is necessary to take stockholder action, except that a majority of the outstanding shares entitled to vote represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except for the matters described in the next paragraph, which must be approved by the affirmative vote of a majority of the shares entitled to vote on the matter.

Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (i) the amendment of our charter, (ii) our dissolution, (iii) our merger into another entity, our consolidation, our conversion, a statutory share exchange or the sale or other disposition of all or substantially all of our assets, and (iv) the removal of our directors.

The advisory agreement among us, AIREIT Operating Partnership LP (the “Operating Partnership”), and our external advisor (the “Advisor”), including the selection of the Advisor, is approved annually by our directors, including a majority of the independent directors. While the stockholders do not have the ability to vote to replace the Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors, to remove a director from our board of directors. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, shall be maintained as part of our books and records and shall be available for inspection by any stockholder or the stockholder's designated agent at our office. The stockholder list shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of our receipt of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to, without limitation, voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of sales or using the list for a commercial purpose or any other purpose not related to the requesting stockholder's interest in the affairs of the Company.

In addition, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are therefore entitled to inspect and copy only our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder's request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy our corporate records must be made in writing to: Ares Industrial Real Estate Income Trust Inc., 518 Seventeenth Street, 17th Floor, Denver, CO 80202.It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least 10 business days before initiating the tender offer. Our charter also prohibits any stockholder from transferring shares of our stock to a person who makes a tender offer which does not comply with the provisions set forth above unless such stockholder has first offered such shares of our stock to us at the tender offer price offered in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with enforcing our charter provisions concerning that offeror's noncompliance.

Restriction on Ownership of Shares of Capital Stock

In order for us to qualify as a real estate investment trust (“REIT”), no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”) by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year in which we qualify as a REIT. In addition, we must meet requirements regarding the nature of our gross income, composition of our assets, amount of distributions and various other tests in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Operating Partnership from any customer will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that customer. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own shares of common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of common stock; (ii) no person may beneficially or constructively own shares in excess of 9.8% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in the Company owning (actually or constructively) an interest in a customer that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such customer would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in shares being owned beneficially by fewer than 100 persons.

Our charter provides that any purported transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares, and that if any of the other restrictions on transfer or ownership described above are violated, the shares that, if transferred, would cause the violation will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the purported transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The purported transferee will acquire no rights in such shares of capital stock, unless, (x) in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT or (y) the transfer is exempted in certain other limited situations during the first 29 or 180 days after the end of the first taxable year for which we intend to elect to qualify for U.S. federal income tax treatment as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by our board of directors in its sole discretion if our board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, if the transfer to the charitable trust would not be effective for any reason to prevent a violation, attempted transfers in violation of the restrictions described above will be void ab initio.

The trustee will sell the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The sale shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. Upon any such sale, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to the discovery by us that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.

Shares of our capital stock transferred to the charitable trustee will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the charitable trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we or our designee accept such offer. We will have the right to accept such offer until the charitable trustee has sold the shares held in the charitable trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the charitable trustee will distribute the net proceeds of the sale to the purported transferee. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. The charitable trustee may pay the amount of such reduction to the charitable beneficiary.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 10 business days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt (prospectively or retroactively) from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or U.S. Treasury Department regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.

Distributions

We intend to continue to make distributions on a monthly basis following the end of each calendar month. We intend to use monthly record dates and, thus, monthly distribution accruals. However, we reserve the right to adjust the periods during which distributions accrue and are paid.

Each year, we must make distributions, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute with respect to each year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for such year, and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. Distributions will be authorized at the discretion of our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board. Our board's discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, and because our board may take various factors into consideration in setting distributions, distributions may not reflect our income earned in any particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of our Operating Partnership to transfer funds to us. The use of sources other than cash flows from operating activities to fund distributions and the ultimate repayment of any liabilities incurred, as well as the payment of distributions in excess of our funds from operations (“FFO”) could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and potentially reduce the overall return and adversely impact and dilute the value of an investment in shares of our common stock, which would be reflected when we establish an estimated per share value of each class of our common stock. The availability and timing of distributions to our stockholders is uncertain, and we may have difficulty funding our distributions with funds provided by cash flows from operating activities; therefore, we may use cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in our public offerings, proceeds from the issuance of shares under our distribution reinvestment plan, cash resulting from a waiver or deferral of fees by the Advisor, or other sources to fund distributions to our stockholders. The use of these sources to pay distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of our stockholders’ investment in us by creating future liabilities, reducing the return on our stockholders’ investment in us or otherwise.

Amounts available for distributions will be affected by our expenses, including any fees paid and distributions made to the Advisor and any of its affiliates. The amounts available for distributions will also be affected by any redemption payments made pursuant to our share redemption program or any distributions made to the holders of the partnership units in the Operating Partnership (“OP Units”) or partnership units the Sponsor has been issued in the Operating Partnership constituting a separate series of partnership interests with special distribution rights (“Special Units”).

We are not prohibited from distributing securities in lieu of making distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of distributions may cause stockholders to incur transaction expenses in liquidating the securities. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. Shares of our common stock are not readily marketable.

In connection with a distribution to our stockholders, our board intends to authorize a monthly distribution of a certain dollar amount per share of our common stock before or on the first day of each calendar quarter for the months in such quarter. We will then calculate each stockholder's specific distribution amount for the month using monthly record dates and the distributions will accrue on the first record date after a stockholder becomes a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability will be accounted for when we determine the NAV.

The ongoing distribution fees payable with respect to Class T-R Shares, Class D-R Shares, Class S-PR shares and Class D-PR shares are allocated on a class-specific basis and borne by all holders of the applicable class. The allocation of ongoing distribution fees on a class-specific basis results in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of each of our share classes is different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.

We intend to continue to accrue and make distributions on a regular basis. There can be no assurances that the current distribution rate or amount per share will be maintained. In the near term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), to pay distributions, which if insufficient could negatively impact our ability to pay such distributions.

Distribution Reinvestment Plan

Our distribution reinvestment plan allows stockholders to have their distributions attributable to the class of shares owned reinvested in additional shares of the same class. A stockholder may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of a stockholder’s written notice. Our distribution reinvestment plan is made available solely at the discretion of our board of directors and our stockholders will not have an automatic option to have their distributions reinvested in additional shares of our common stock.

The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price in effect on the distribution date. The “transaction price” generally will be equal to the NAV per share of our common stock most recently disclosed by us, however, we may adjust the transaction price to a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed NAV per share. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Because the distribution fees are allocated on a class-specific basis and are borne by all holders of the applicable class, they reduce distributions with respect to our Class T-R shares, Class D-R shares, Class S-PR shares, and Class D-PR shares, including shares issued under the distribution reinvestment plan with respect to such share classes. Shares acquired under the distribution reinvestment plan entitle the participant to the same rights and will be treated in the same manner as shares of that class purchased in this offering.

We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is sent to participants at least 10 days prior to the effective date of that amendment. Our board of directors may amend, suspend or terminate the distribution reinvestment plan for any reason at any time upon 10 days' prior notice to participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Securities and Exchange Commission (“SEC”) or (b) in a separate mailing to the participants. Participation in the plan may also be terminated with respect to any person to the extent that a reinvestment of distributions in shares of our common stock would cause the share ownership limitations contained in our charter to be violated. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

If a stockholder elects to participate in the distribution reinvestment plan, the stockholder will be treated as receiving, in lieu of the reinvested distribution, a distribution of additional shares of the same class of common stock on which the distribution is made. If the stockholder is subject to U.S. federal income taxation, the stockholder will be treated for U.S. federal income tax purposes as if he or she has received a dividend, to the extent of our current and accumulated earnings and profits, in an amount equal to the fair value on the relevant distribution date of the shares of the class of common stock purchased with the reinvested distributions, and will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend in which event the appropriate portion of the distribution will be treated as long-term capital gain to the extent the distribution does not exceed our current and accumulated earnings and profits. However, the tax consequences of participating in our distribution reinvestment plan will vary depending upon each participant's particular circumstances and stockholders are urged to consult their own tax advisor regarding the specific tax consequences of participation in the distribution reinvestment plan.

All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax information with respect to income earned on shares under the plan for the calendar year, will be provided to the stockholders at least annually. Each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at any time after receiving this information.

Holders of OP Units may also participate in the distribution reinvestment plan and have cash otherwise distributable to them by the Operating Partnership invested in shares having the same class designation as the class of OP Units to which the distribution is attributable at a price equal to the transaction price in effect on the distribution date.

Our charter requires that all material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to the stockholders at least annually. Our charter requires that each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at least annually after receiving this information. These charter provisions may not be amended without the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

We include a link to the most recent version of our distribution reinvestment plan in the exhibit index of each of our periodic reports filed with the SEC. In addition, stockholders can find the latest version of our distribution reinvestment plan on our website: www.areswms.com/solutions/aireit or can contact us at Ares Industrial Real Estate Income Trust Inc., One Tabor Center, 1200 Seventeenth Street, Suite 2900, Denver, Colorado 80202, for the latest version of our distribution reinvestment plan, including terms and limitations.

Share Redemption Program

We expect that there will be no regular secondary trading market for shares of our common stock. While stockholders should view their investment as long-term with limited liquidity, we have adopted a share redemption program applicable to all shares of our common stock, whereby stockholders may receive the benefit of limited liquidity by presenting for redemption to us all or any portion of those shares in accordance with the procedures and subject to certain conditions and limitations described in our share redemption program. Our share redemption program is made available solely at the discretion of our board of directors and stockholders will not have an automatic option to have their shares redeemed by us. We will notify stockholders promptly of any amendment, suspension or termination of our share redemption program.

Due to the illiquid nature of investments in real property, we may not have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions and the amount of shares that may be redeemed during any calendar month and quarter as described in our share redemption program. Further, our board of directors may make exceptions to modify or suspend our share redemption program if in its reasonable judgment it deems such action to be in our best interest and the best interest of our stockholders.

A stockholder's request for redemption in the event of the death or qualifying disability of a stockholder must be submitted within 18 months of the death of the stockholder or the initial determination of the stockholder's disability (which we define as such term is defined in Section 72(m)(7) of the Code), as further described in our share redemption program.

The per share redemption price for shares redeemed pursuant to our share redemption program will be equal to the transaction price in effect on the redemption date. There is no minimum holding period under our share redemption program and stockholders can request that we redeem their shares at any time. However, subject to limited exceptions, shares of our common stock that have not been outstanding for at least one year will be redeemed at 95% of the transaction price. This deduction is referred to as the Early Redemption Deduction. There is no fee in connection with a redemption of shares of our common stock.

A stockholder may request that we redeem shares of our common stock through the stockholder’s financial professional or directly with our transfer agent. We include a link to the most recent version of our share redemption program in the exhibit index of each of our periodic reports filed with the SEC. In addition, stockholders can find the latest version of our share redemption program on our website: www.areswms.com/solutions/aireit or can contact us at Ares Industrial Real Estate Income Trust Inc., One Tabor Center, 1200 Seventeenth Street, Suite 2900, Denver, Colorado 80202, for the latest version of our share redemption program, including terms and limitations.

Liquidity Events

The purchase of shares of our common stock is intended to be a long-term investment and we do not anticipate that a secondary trading market will develop. Therefore, it will be very difficult for our stockholders to sell their shares of common stock promptly or at all, and any such sales may be made at a loss. On a limited basis, stockholders may be able to have their shares redeemed through our share redemption program. Although we presently intend to operate on a perpetual basis, in the future we may also consider various Liquidity Events and, given that our investment strategy is focused on a single asset class, it is possible that an opportunity to execute a Liquidity Event could arise. While we may consider one or more Liquidity Events at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated by our charter or otherwise to effect a Liquidity Event at any time. There can be no assurance that we will ever pursue a Liquidity Event. We believe that our structure as a non-exchange traded REIT with no targeted liquidity window will allow us to acquire and manage our investment portfolio in a more active and flexible manner. We expect the structure to be beneficial to our stockholders’ investments, as we will not be limited by a pre-determined operational period and the need to provide a Liquidity Event at the end of that period. For purposes hereof, “Liquidity Event” includes, but is not limited to: (i) a listing of our common stock on a national securities exchange; (ii) our sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; and (iii) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration. In the event that stockholders receive securities redeemable for cash that are not listed on a stock exchange, such event will only be deemed a Liquidity Event if the non-listed securities received may be redeemed immediately upon the close of the transaction at the election of the holder.

Securities that may be “redeemed immediately” may include non-listed shares subject to redemption programs that are limited by caps, or that may be modified or suspended in the future.

Business Combinations

Under the Maryland General Corporation Law, certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should our board of directors opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The Maryland General Corporation Law provides that a holder of Control Shares of a Maryland corporation acquired in a Control Share acquisition have no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control Shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

●	one-tenth or more but less than one-third;
●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control Shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “Control Share acquisition” means the acquisition of issued and outstanding Control Shares. Once a person who has made or proposes to make a Control Share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the Control Shares at the meeting or if the acquiring person does not deliver an “Acquiring Person Statement” for the Control Shares as required by the statute, the corporation may redeem any or all of the Control Shares for their fair value, except for Control Shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the Control Shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for Control Shares are considered and not approved, or, if no such meeting is held, as of the date of the last Control Share acquisition by the acquirer.

If voting rights for Control Shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the Control Share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share acquisition.

The Control Share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the Control Share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of our stock, but our board of directors retains the discretion to change this provision in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law, which we refer to as “Subtitle 8,” permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

●	a classified board;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of the directors;
●	a requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and
●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directorships provided that the number is not less than three. We have not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our assets from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with the Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by us. If the appraisal will be included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal will be filed with the SEC and the states in which the securities are being registered as an exhibit to the registration statement for the offering. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. We will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of:

●	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or
●	one of the following:
●	remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or
●	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction:

●	which would result in common stockholders having democracy voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, voting limitations on shares of our common stock held by the Advisor, the Company’s directors or any of their respective affiliates, annual and special meetings, amendment of the charter and our dissolution;
●	which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

●	in which our common stockholders’ rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in “—Meetings, Special Voting Requirements and Access To Records” above; or
●	in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholder may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other matter and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Forum for Certain Litigation

Our bylaws provide that the Circuit Court for Baltimore City, Maryland, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or employee of the Company to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or our charter or bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Company who commences such an action shall cooperate in a request that the action be assigned to the court’s Business and Technology Case Management Program. This choice of forum provision will not apply to claims arising under the Securities Act or the Exchange Act. Similarly, this choice of forum provision will not apply to actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and U.S. territories and districts in which our shares are sold pursuant to our public offerings; provided that the inapplicability of this choice of forum provision to such actions will not cause this provision to be inapplicable to other types of claims, whether they are brought concurrently with or before or after actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and U.S. territories and districts in which the Issuer's shares are sold.

Reports to Stockholders

Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

●	financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by our independent registered public accounting firm;
●	the ratio of the costs of raising capital during the year to the capital raised;

●	the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by us or third parties doing business with us during the year;
●	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
●	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
●	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and the Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.